Exhibit 99.1
Peabody Energy Announces Convertible Debentures Consent Solicitation

ST. LOUIS, MO, May 28, 2014 - Peabody Energy Corporation (NYSE:BTU) today announced that it has begun to solicit consents from holders of its 4.75% Convertible Junior Subordinated Debentures due 2066 (the “convertible debentures”) to amend the related indenture. Details regarding the proposed amendments are contained in a Current Report on Form 8-K filed today with the SEC. To adopt the proposed amendments, Peabody must obtain consents from holders of a majority in aggregate principal amount of the outstanding convertible debentures, excluding any convertible debentures owned by Peabody or any of its affiliates.
Holders of the convertible debentures who validly consent to the proposed amendments on or prior to 5:00 p.m., New York City time, on June 10, 2014 (such date and time, as they may be extended, the “expiration time”), will be eligible to receive a consent fee of $2.50 per $1,000 principal amount of convertible debentures for which consents are received (and not validly revoked) on or prior to the expiration time. Peabody’s acceptance of consents and payment of the related consent fee is conditioned upon, among other things, the receipt of sufficient consents to adopt the proposed amendments on or prior to the expiration time.
The consent solicitation is subject to the terms and conditions set forth in the Consent Solicitation Statement dated May 28, 2014, which is being distributed to holders of the convertible debentures. Holders are urged to read the Consent Solicitation Statement carefully. Persons with questions regarding the consent solicitation should contact the solicitation agent, Morgan Stanley & Co. LLC, at (855) 483-0952. Requests for copies of the Consent Solicitation Statement and the related Consent Letter should be directed to the Tabulation and Information Agent, Global Bondholder Services Corporation, at (212) 430-3774 (collect) or toll-free at (866) 924-2200.
This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendments or otherwise. The consent solicitation is being made solely through the Consent Solicitation Statement referred to above and related materials, copies of which will be delivered to all holders of convertible debentures. The consent solicitation is not being made to, and consents will not be accepted from or on behalf of, holders in any jurisdiction in which the making of the consent solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
About Peabody Energy
Peabody Energy Corporation is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.